Exhibit 99.1
     FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Brian Gillman
	410 N. 44th St.		602-685-4051
Phoenix, AZ 85008
Mesa Air Group, Inc. Announces Amendment to Senior Staff Employment Agreements
PHOENIX, November 20, 2007 /PRNewswire-FirstCall/ — Mesa Air Group, Inc. (Nasdaq: MESA) today announces that its Board of Directors approved certain amendments to the employment agreements for its Chief Executive Officer, Jonathan G. Ornstein, its President and Chief Operating Officer, Michael J. Lotz, and its Executive Vice President and General Counsel, Brian S. Gillman.
The amendments extend the terms of their respective employment agreements for an additional three years. Mr. Gillman also received an increase in his base salary and is now entitled to an annual deferred compensation payment, which will also be payable through the remaining term of his employment agreement in the event of a change in control of the Company.
Dan Altobello, the Lead Director of the Company’s Board of Directors, stated, “Ten years ago, when I joined the Board and Jonathan Ornstein and Mike Lotz joined Mesa, the Company had revenue of $423 million and had lost 54 million in the previous fiscal year. Since that time we have grown to over 1.4 billion in revenue, and since 9/11 earned operating profits on a pro-forma basis in 26 of 27 quarters, regained our partnership with United Airlines, formed a new partnership with Delta, added approximately 150 regional jets to our fleet, named Regional Airline of the Year in 2005 and provided unsurpassed job security and opportunity for our employees. All this was achieved during what has to have been the most difficult environment for airlines in history. The Board of Directors strongly believes that given the challenges the Company faces today it was important to demonstrate our support of management and to ensure the continuing services of Jonathan, Mike and Brian. We are similarly pleased that these members of our executive team have indicated their long term commitment to the Company by agreeing to extend the terms of their employment agreements for the additional three years.”
“I am thankful to have the opportunity to be part of the Mesa team for the past nine years. On behalf of Mike and Brian, I’d like to thank the Board for their support. I look forward to working with my Mesa co-workers in the coming years. While we face some significant challenges ahead — this is nothing new to Mesa. I am confident that by working together we will continue to be successful,” said Jonathan Ornstein.

Mesa currently operates 185 aircraft with over 1,100 daily system departures to 184 cities, 45 states, the District of Columbia, Canada, the Bahamas and Mexico. Mesa operates as Delta Connection, US Airways Express and United Express under contractual agreements with Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines and go!. In June 2006 Mesa launched inter-island Hawaiian service as go!. This operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected.